EXHIBIT 4.12

                                       RDC
                                  INTERNATIONAL

                           CONVERTIBLE PROMISSORY NOTE

$ 50,000.00                                                        July 16, 2001

FOR VALUE RECEIVED, RDC INTERNATIONAL, A Florida Corporation, whose address is 1819 Main Street, Suite 702, Sarasota, Florida 34236, ("Maker") promises to pay to Robert and Nancy Zivitz, Joint Tenants ("Lender"), whose address is 2053 Harbour Links Drive, Longboat Key, Florida 34228, or his (her) assignee, the principal sum of Fifty Thousand Dollars ($50,000.00), together with interest as follows:

     o Simple interest shall accrue on the unpaid principle balance at a rate of Ten Percent (10%) per annum and payable at maturity.

In consideration, the Maker agrees to provide the Lender with the following:

     1. A Stock Purchase Warrant to purchase 17,000 shares of Common Stock of RDC International, Inc. at a price of Twenty-five Cents per share ($0.25). The Purchase Warrant is exercisable on the date hereof, and shall expire December 31, 2003.

     2. A right to convert all or part of the principle and/or interest accrued and payable under this Promissory Note, into the Common Stock of RDC International, Inc. at a price of Fifty Cents per share ($0.50).

Upon maturity date of the Promissory Note, September 30, 2001, the Lender(s) shall have, at his/her sole discretion, the following rights:

     o    Request the immediate payment of principle and accrued interest.

     o Convert the Promissory Note and accrued interest into Common Stock of RDC International, Inc. at a price of Fifty Cents per share ($0.50).

     o Convert a fixed amount of the Principle and accrued interest due to Lender from the proceeds of the Promissory Note, into Common Stock of RDC International, Inc. at a price of Fifty Cents per share ($0.50), the balance to be paid in cash.

If default be made in the payment of any provision under this Note, and if such default is not made good within three (3) days, the entire principle sum and accrued interest shall at once become due and payable without notice at the option of the holder of this Note. While in default, the interest rate on this Note shall be increased to the highest rate allowed by law, or if no maximum is prescribed by law, to eighteen percent (18%) per annum. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at a later date for the same default or for any subsequent default. In the event of defaults in the payment of this Note, and if the same is placed in the hands of an attorney at law for collection, the undersigned hereby agrees to pay all costs of collection including a reasonable attorney's fee in original and appellate jurisdiction. Presentment, protest and notice are hereby waived.

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed by its duly authorized Officer, and this Note to be dated ths _16th_ day of _ July_ , 2001.

                                 RDC INTERNATIONAL, INC.


                                 By: /s/ John Harkola
                                 --------------------------------------
                                 John Harkola, Chief Executive Officer